EXHIBIT 23.5

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CoreComm Limited

We consent to incorporation by reference in the registration statement on Form S-8 relating to the issuance of shares of CoreComm Limited's common stock, par value $0.01 per share, and associated rights to purchase CoreComm Limited's Series C. Junior Participating Preferred Stock, par value $0.01 per share, under the CoreComm Limited 1998 Stock Option Plan, the CoreComm Limited 1999 Stock Option Plan, the CoreComm Limited 2000 Stock Option Plan, the CoreComm Limited 2000 Special Stock Option Plan, the CoreComm Limited 2000 Special ATX Stock Option Plan and the CoreComm Limited 2000 Special Voyager Stock Option Plan, by CoreComm Limited of our report dated February 15, 1999, relating to the consolidated balance sheets of MegsINet Inc. and subsidiary as of December 31, 1998, and 1997, and the related consolidated statement of operations, stockholders' deficit, and cash flows for the year ended December 31, 1998, which report appears in CoreComm Limited's registration statement on Form S-3, file number 333-90113, filed on November 1, 1999 and amended on November 19, 1999.


/s/ KPMG LLP
St. Louis, Missouri
September 28, 2000